EXHIBIT 99.2
CDW Declares Quarterly Cash Dividend of $0.40 Per Share
Reinforces Ongoing Commitment to Delivering Value to Stockholders

LINCOLNSHIRE, Ill., November 2, 2020 -- CDW Corporation (Nasdaq:CDW), a leading multi-brand technology solutions provider to business, government, education and healthcare customers in the United States, the United Kingdom and Canada, today announced that its Board of Directors has declared a quarterly cash dividend of $0.40 per common share to be paid on December 10, 2020 to all stockholders of record as of the close of business on November 25, 2020.  This amount represents a 5.3 percent increase over last year’s dividend and approximately 25 percent of the trailing-twelve-month Non-GAAP net income through September. Future dividends will be subject to Board of Director approval.
“The fourth quarter 2020 dividend marks the seventh consecutive year of increases since our initial public offering in 2013, with the dividend growing at a compound annual growth rate of 38 percent from its initial level. The increase reflects our strong liquidity position and the cash flow generation capability of CDW's business," said Collin B. Kebo, chief financial officer, CDW. "Dividends continue to be an important part of our capital allocation priorities, along with making strategic acquisitions, managing leverage to our target ratio and share repurchases."
About CDW
CDW Corporation (Nasdaq:CDW) is a leading multi-brand technology solutions provider to business, government, education and healthcare customers in the United States, the United Kingdom and Canada.
A Fortune 500 company and member of the S&P 500 Index, CDW was founded in 1984 and employs approximately 10,000 coworkers. For the trailing twelve months ended September 30, 2020, CDW generated Net sales over $18 billion. For more information about CDW, please visit www.CDW.com.
Forward-Looking Statements
Statements in this release that are not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding (i) the impact of COVID-19 on CDW's business, operations and liquidity, and (ii) capital priorities and other strategic plans of CDW.  These forward-looking statements are subject to risks and uncertainties that may cause actual results or events to differ materially from those described in such statements. Although CDW believes that its plans, intentions and other expectations reflected in or suggested by such forward-looking statements are reasonable, it can give no assurance that it will achieve those plans, intentions or expectations. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Forward-Looking Statements" and "Risk Factors" in CDW's Annual Report on Form 10-K for the year ended 2019 and subsequent filings with the SEC. CDW undertakes no obligation to update or revise any of its forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Investor Inquiries                    Media Inquires
Brittany A. Smith                    Sara Granack
Vice President, Investor Relations and        Vice President, Corporate Communications
Financial Planning and Analysis            (847) 419-7411
(847) 968-0238                    mediarelations@cdw.com
investorrelations@cdw.com

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